Exhibit 16.1

December 23, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

Marcum LLP (“Marcum”, “Firm” or “we”) has read the statements made by Fellazo Inc. (the “Company”), under Item 4.01(a) of its Form 8-K/A, expected to be filed on December 26, 2019. We agree with the statements concerning our Firm in the first, fourth and fifth paragraphs and the first, second, and fifth sentences of the second paragraph of item 4.01(a). Marcum is not in a position to agree or disagree with the last sentence of the second paragraph or the third paragraph of item 4.01(a). With respect to the third and fourth sentences of the second paragraph, Marcum agrees with the statements, however, we would like to add that: (i) Marcum also had not received satisfactory responses to concerns Marcum raised regarding whether the matters stated in the third sentence of the second paragraph complied with Section 402 of the Sarbanes-Oxley Act and (ii) Marcum raised concerns about whether the Company’s management agent agreement with a third party could lack economic substance given the administrative services agreement with the Sponsor then the Company advised Marcum it canceled that agreement. Marcum is not aware of any facts or actions that occurred after the date of our resignation.

Very truly yours,

/s/ Marcum LLP

Marcum LLP